UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 18, 2022
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41187	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On October 18, 2022, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the second quarter ended August 31, 2022. The information regarding the financial results for the second fiscal quarter ended August 31, 2022 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On October 18, 2022, the Company issued a news release to report its financial results for the second quarter ended August 31, 2022. To review the full financial results, please view the Company’s recent Form 10-Q filing on the SEC’s website at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q2 2023 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported record quarterly revenue of $4.98 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);

●	Reported quarterly increase in Telecommunications Products & Services business revenue of $1.10 million or 64% compared to Q2 2022;

●	Reported quarterly increase in Big Data revenue of $.03 million or 91% compared to Q2 2022 due to a new contract with Pacific Life Re in Asia;

●	Reported quarterly decline in SMS & MMS business revenue of $1.53 million or 42% compared to Q2 2022;

●	Reported quarterly cost of revenue of $4.57 million which was a decrease of $.12 million or 3% compared to Q2 2022;

●	Reported quarterly loss of $1.54 million which was an increase of $.08 million or 6% compared to Q2 2022;

●	Basic and Diluted loss per share of $0.04 versus a loss per share of $0.04 for Q2 2022;

●	On August 31, 2022, FingerMotion had $1,984,562 in cash, a working capital surplus of $6,728,711 and positive shareholders’ equity of $2,168,824;

●	Total Assets were $10.46 million, Total Current Liabilities were $3.40 million and Total Liabilities were $8.29 million;

●	42,857,260 common shares were issued and outstanding as of August 31, 2022.

Despite headwinds from the Chinese “lockdowns” during the quarter the Company still grew sequential topline revenue to $4.98 million which represents 2.5% over the preceding quarter. Strong growth continued in both the mobile recharge and big data division. Operations are now turning back to pre-lockdown levels and are expected to resume their growth.

“During the quarter our SMS & MMS business was soft due a number of lockdowns that impacted the demand for SMS messages from our corporate customers who use the service to drive traffic to their retail locations. Fortunately, the Company was able to redistribute resources normally allotted for SMS business toward the mobile recharge business,” stated Martin Shen, CEO of FingerMotion. “Now that we stabilized revenue, our focus is to increase it while at the same time optimizing the product mix to maximize our margins. We would also like to point out that we are starting to see revenue from mobile phone sales and subscriptions. We are very optimistic that we will see notable growth in this area and Big Data in the future.”

General and administrative expenses decreased by $169,045 or 12% during the quarter which was a result of lower consulting expenses and wages, but this was partially offset by increased rent and travel expenses primarily attributable to costs that are a consequence of building out our 3 lines of business simultaneously. Research and development expenses increased to $198,104 during the quarter which was up 37% mainly due to higher data access and usage fees charged by the telecom companies.

“The device protection business is nearing the end of its test phase and the Company anticipates a full launch by the end of this year,” stated Martin Shen, CEO of FingerMotion.

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated October 18, 2022

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: October 18, 2022	By:	/s/ Martin J. Shen
Martin J. Shen
CEO